Exhibit 8.2
[Parr Waddoups Brown Gee & Loveless Letterhead]
                    , 2007
VitalStream Holdings, Inc.
One Jenner, Suite 100
Irvine, California 92618
     Re: Merger of Ivy Acquisition Corp. with and into VitalStream Holdings, Inc.
Ladies and Gentlemen:
     We have acted as counsel for VitalStream Holdings, Inc., a Nevada corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Ivy Acquisition Corp. (“Merger Sub”), a Nevada corporation and wholly-owned subsidiary of Internap Network Services Corporation (“Parent”), with and into the Company pursuant to the terms of the Agreement and Plan of Merger by and between Parent, Merger Sub and the Company dated as of October 12, 2006 (the “Merger Agreement”). In that connection, you have requested our opinion regarding certain material United States federal income tax consequences of the Merger. Unless otherwise specified herein, all capitalized terms used in this opinion have the meaning assigned to them in the Merger Agreement. This opinion is being provided pursuant to Section 6.2(e) of the Merger Agreement.
     In the Merger, each issued and outstanding share of Company Common Stock will be converted into the right to receive 0.5132 shares of Parent Common Stock. Cash will be paid in lieu of fractional shares of Parent Common Stock.
     The Merger and the Merger Agreement are more fully described in the Internap Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration of shares of Internap Common Stock to which this opinion is an exhibit, which Registration Statement is being filed by Internap with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the joint proxy statement/prospectus (the “Prospectus”) of Parent and the Company.
     In rendering the opinion expressed below, we have examined and relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Merger Agreement, the Registration Statement and Prospectus and such other documents as we have deemed relevant and necessary. Our opinion is conditioned upon such accuracy and completeness as of the date hereof, and the continuing accuracy and completeness thereof as of the effective time of the Merger. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the effective time of the Merger.

VitalStream Holdings, Inc.
                    , 2007

     We have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. With your consent, our opinion is further conditioned upon the accuracy of the following assumptions on which we have relied without independent investigation: (i) that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated (A) strictly in accordance with the Merger Agreement and (B) as described in the Registration Statement and the Prospectus; (ii) that the written statements made by executives of each of Parent, Merger Sub and the Company in the respective Tax Representation Letters delivered to us are true and accurate in all respects as of the date hereof and will be true and accurate in all respects as of the effective time of the Merger as if made as of the effective time of the Merger; (iii) that all representations and warranties of Parent, Merger Sub and the Company in the Merger Agreement are true and accurate in all respects as of the date hereof and will be true and accurate in all respects as of the effective time of the Merger as if made as of the effective time of the Merger; and (iv) that Parent, Merger Sub and the Company will comply fully with all covenants under the Merger Agreement and all applicable post-merger reporting requirements under the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Merger, and will report the Merger on their respective tax returns consistent with the opinion set forth below.
     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, Treasury Regulations and such judicial precedents, rulings and other authorities are subject to change at any time and, in some circumstances, with retroactive effect, and that any such changes could affect the opinions stated herein.
     Based upon and subject to the foregoing, in our opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and the discussion contained in the Prospectus under the caption “Material U.S. Federal Tax Consequences” is accurate in all material respects. We express no opinion on any issue relating to the tax consequences of the Merger other than those described above, and we are not expressing an opinion on the tax consequences of any other transaction (including other transactions undertaken in connection with the Merger).
     We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made part of such Registration Statement.

Very truly yours,

PARR WADDOUPS BROWN GEE & LOVELESS